EXHIBIT P

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX GROUP CODE OF ETHICS

AND

POLICY STATEMENT ON INSIDER TRADING

Revised September 15, 2010

TABLE OF CONTENTS

PART 1	–	STATEMENT OF PRINCIPLES	1
PART 2	–	DEFINITIONS	2
PART 3	–	STANDARDS OF BUSINESS CONDUCT	4
3.1		Compliance with Laws and Regulations	4
3.2		Conflicts of Interest	4
PART 4	–	CONSEQUENCES OF NON-COMPLIANCE	6
PART 5	–	CODE OF ETHICS	6
5.1		Who Is Covered by the Code and How Does It Work?	6
5.2		What Accounts and Transactions Are Covered?	7
5.3		What Securities Are Not Covered by the Code?	7
5.4		What Transactions Are Prohibited by the Code?	7
5.5		Restrictions on Trading	11
PART 6	–	PRE-CLEARANCE REQUIREMENTS	12
6.1		Prior Approval of Securities Transactions	12
PART 7	–	GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS	15
PART 8	–	GIFTS, POLITICAL AND CHARITABLE CONTRIBUTIONS, SERVICE AS A DIRECTOR, MARKETING AND PROMOTIONAL ACTIVITIES, INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT RELATED CIVIL PROCEEDINGS, AND CONFLICTS OF INTEREST	17
8.1		Gifts	17
8.2		Political and Charitable Contributions	18
8.3		Service on a Board of Directors and Other Outside Activities	18
8.4		Marketing and Promotional Activities	19
8.5		Involvement in Criminal Matters or Investment-Related Civil Proceedings	19
8.6		Computer System/Network Policies	19
8.7		Anti-Money Laundering Policy	19
8.8		Reporting Irregular Activity	19
PART 9	–	REPORTING OF SECURITIES TRANSACTIONS	20
9.1		Background and Conflicts of Interest	20
9.2		Duplicate Brokerage Confirmations and Statements	21
9.3		Notification of Brokerage Account Opening – Schedule A	21
9.4		Quarterly Securities Transactions Reports	21
9.5		Initial and Annual Securities Holdings Reports – Schedule B	22
9.6		Automatic Investment Plans	22
9.7		Professionally Managed Accounts	22
9.8		Confidentiality of Reports	22
PART 10	–	DISCLAIMER OF BENEFICIAL INTEREST	23

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APPENDIX

Dodge & Cox Code Compliance Officer and Pre-Clearance Officers	A-1

ii

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PART 1 – STATEMENT OF PRINCIPLES

Dodge & Cox and the series of Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics (the “Code”) and Policy Statement on Insider Trading (the “Insider Trading Policy”).1

The nature of our business places Access Persons (e.g., directors, trustees, officers, and employees of the Dodge & Cox Group) in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. As an Access Person you must adhere to the following fiduciary principles:

1)	The duty at all times to place the interests of clients first;

2)	All personal Securities Transactions should be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3)	Employees should avoid taking inappropriate advantage of their positions;

4)	Information concerning the identity of Security holdings and financial circumstances of clients must be kept confidential;

5)	Independence in the investment decision-making process is paramount;

6)	Dodge & Cox Group’s reputation for honesty and integrity must be preserved; and

7)	All personal Securities Transactions must be conducted in full compliance with the Code including both the pre-clearance and reporting requirements.

It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and clients of Dodge & Cox. Many of these are covered in the Code. If there is any doubt in your mind as to whether or not a possible conflict of interest is involved, you should consult the Chairman of the Board, the President, the Executive Vice President, the Chief Investment Officer, the Director of Research, the Code Compliance Officer, or the Chief Compliance Officer of Dodge & Cox and/or the Dodge & Cox Funds. Any information received in this connection will be held in strict confidence.

In addition, the use of inside information to trade in Securities or to benefit in any way is strictly forbidden. Part 11 - Policy Statement on Insider Trading, highlights our policy on insider trading and the procedures in place to prevent it.

[1]

This document was adopted to comply with Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee, and the CFA Institute and Investment Counsel Association of America.

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PART 2 – DEFINITIONS

Access Persons include: (i) all officers, directors, trustees and employees of Dodge & Cox or the Dodge & Cox Funds, (ii) all resident retired officers who have access to information about investments of a Fund or Client Account, and (iii) certain independent contractors of Dodge & Cox who have access to information about investments of a Fund or Client Account (designated as Temporary Workers by the Code Compliance Officer).

Beneficial Interest means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or share in any profit derived from a Securities Transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Dodge & Cox considers that persons share the same household for purposes of determining Beneficial Interest only if those persons reside together for six or more months of a recent twelve-month period. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

Client Account means any Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

Code Compliance Officer means the individuals named in Appendix A as Code Compliance Officers.

Dodge & Cox Funds or Fund(s) mean the investment company comprising the Dodge & Cox Funds or any series thereof.

Immediate Family of an Access Person means any of the following persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner (as defined in Section 297 of the California Family Code, which requires a filing of a Declaration of Domestic Partnership), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Independent Fund Trustee means an Independent Trustee of the Dodge & Cox Funds who is not an “interested person” of the Funds under the Investment Company Act of 1940.

Legal Department and/or Compliance Department means the members of the Dodge & Cox Legal and/or Compliance Department named in Appendix A.

Non-Dodge & Cox Funds means registered open-end investment companies (e.g., mutual funds) not advised by Dodge & Cox.

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Personal Account means any Securities account or portfolio in which an Access Person has a Beneficial Interest. This includes any Securities account over which the Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person’s Immediate Family sharing the same household for six or more months out of a recent twelve month period, whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation or similar Accounts.

Pre-Clearance Officer means the individuals named in Appendix A as Pre-Clearance Officers.

Reportable Account means a Personal Account for which Securities Transactions are required to be reported under the Code.

SEC means the United States Securities and Exchange Commission.

Security includes (but is not necessarily limited to) the following:

•	Stock

•	Treasury Stock

•	Security futures

•	Bonds (including general obligation bonds such as municipal securities)

•	Debentures

•	Evidence of indebtedness

•	Certificate of interest or participation in any profit-sharing agreement

•	Collateral-trust certificate

•	Pre-organization certificate or subscription

•	Transferable share

•	Investment contract

•	Voting-trust certificate

•	Certificate of deposit for a Security

•	Fractional undivided interest in oil

•	Gas or other mineral rights

•	Put, call, straddle, option

•	Privilege on any security including a certificate of deposit

•	Any group or index of securities including any interest therein or based on the value thereof

•	Any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency

•	Any interest or instrument commonly known as a “security”

•	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing

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Securities Transaction(s) is defined as a purchase, sale, or any other type of acquisition or disposition of any Security, including those of private companies. A gift of a Security to a charitable organization or to an individual is considered a sale and must be pre-cleared and reported. Similarly, the receipt of Securities by gift or otherwise is considered a purchase and must be reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Securities Transaction.

Temporary Worker means an independent contractor working with Dodge & Cox who has been determined by the Code Compliance Officer to be an Access Person.

U.S. Government Security means any Security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

PART 3 – STANDARDS OF BUSINESS CONDUCT

3.1	Compliance with Laws and Regulations.

Access Persons are required to comply with applicable Federal securities laws. In accordance with this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client Account:

1)	To defraud the client in any manner;

2)	To mislead the client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4)	To engage in any manipulative practice with respect to the client;

5)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

6)	To engage in any manipulative practice with respect to Securities, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices

In addition, Regulation S-P (privacy requirements), anti-money laundering requirements and other laws and regulations imposed on mutual funds and U.S. registered investment advisers are applicable to Access Persons.

3.2	Conflicts of Interest.

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any

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conflict that does arise with respect to any client. In addition, Dodge & Cox encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

A.	Conflicts Among Client Interests.

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., Client Accounts in which employees have made material personal investments or Client Accounts of Immediate Family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

B.	Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered Securities Transactions for Client Accounts to profit personally, directly or indirectly, as a result of such Securities Transactions, including by purchasing or selling such Securities.

C.	Other Potential Conflicts Provisions.

1)	Disclosure of Personal Interest – The Code prohibits investment personnel from recommending, implementing or considering any Securities Transaction for a client without having disclosed any material Beneficial Interest, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Chief Investment Officer or Director of Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Securities of that issuer.

a.	Note: This provision would apply in addition to Dodge & Cox’s quarterly and annual personal Securities reporting requirements.

b.	Research Analysts. If a research analyst has a material interest in an issuer, Dodge & Cox may assign a different analyst to cover the issuer.

2)	Referrals/Brokerage – Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, prohibitions regarding use of brokerage commissions to finance mutual fund distribution and directed brokerage).

3)	Vendors and Suppliers – Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons

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with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

4)	No Transactions with Clients – Access Persons are not permitted to knowingly sell to or purchase from a client any Security, except Securities issued by the client provided that such Securities are purchased in compliance with the Code.

PART 4 – CONSEQUENCES OF NON-COMPLIANCE

You are reminded that compliance with the letter and intent of the Code and Insider Trading Policy is essential. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited Securities Transaction or failing to pre-clear Securities Transactions or to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

PART 5 – CODE OF ETHICS

5.1	Who Is Covered by the Code and How Does It Work?

The Code covers all Access Persons and all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest or any direct or indirect influence or control. A Securities Transaction by or for the account of your spouse or any other Immediate Family member living in your home for six or more months out of a recent twelve month period is considered to be the same as a Securities Transaction by you. Also, a Securities Transaction for any account in which you have any economic interest (other than the account of an unrelated separately managed account client) is generally considered the same as a Securities Transaction by you. The Code works by prohibiting some Securities Transactions and requiring pre-clearance and reporting of most others.

Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, generally do not receive or have access to current information regarding the purchase or sale of Securities by a Fund. Accordingly, they are exempt from certain requirements under the Code. Specifically, Independent Fund Trustees are exempt from the following Parts of the Code: 5.4.F through 5.4.L; 5.4.M.3; 6; 7; 8; 9 (except Independent Fund Trustees are subject to the reporting requirement of Part 9.4 in certain circumstances as described below); and 11.D.

An Independent Fund Trustee is required to submit Quarterly Securities Transaction Reports as required by Part 9.4 only if the Independent Fund Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee, should have known that during the 15-day period before or after a Securities Transaction in an Independent Fund Trustee’s Personal Account, the Security was purchased or sold, or considered for purchase or sale, by a Fund or by Dodge & Cox on behalf of a Fund. The Independent Fund Trustee should notify the Funds’ Chief Compliance Officer promptly in the event that this provision is triggered.

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Temporary Workers, while considered Access Persons, are also exempted from certain provisions of the Code that do not relate to Securities Transactions. Specifically, Temporary Workers are exempt from the following Parts of the Code: 7.1 and 8.

5.2	What Accounts and Transactions Are Covered?

The Code covers all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest or any direct or indirect influence or control. A Securities Transaction by or for the account of your spouse or any other Immediate Family member living in your home for six or more months out of a recent twelve month period is considered to be the same as a Securities Transaction by you. Also, a Securities Transaction for any account in which you have any economic interest (other than the account of an unrelated separately managed account client) is generally considered the same as a Securities Transaction by you. For example, if you invest in a corporation or other entity that invests in Securities, that entity’s Securities Transactions are considered yours if you control the entity or have or share control over its investments (e.g., investment clubs). In a similar way, Securities Transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. If it is not clear whether a particular account or Securities Transaction is covered, you must ask the Code Compliance Officer or the Chief Compliance Officer of Dodge & Cox or the Dodge & Cox Funds for guidance.

5.3	What Securities Are Not Subject to Pre-clearance or Reporting?

You do not need to pre-clear or report Securities Transactions in:

•	Securities that are direct obligations of the U.S. Government;

•	Certificates of Deposit (CDs), bankers’ acceptances, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

•	Shares of Non-Dodge & Cox Funds;

•	Employer-sponsored retirement plans, if your account does not hold the Dodge & Cox Funds, does not have a brokerage function that is active, or does not hold any company stock; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more Non-Dodge & Cox open-ended Funds.

•

Interests in Section 529 College Investment Plans (except that interests in the state of Indiana CollegeChoice 529 Direct Savings Plan must be reported because the Dodge & Cox International Stock Fund is an investment option).

5.4	What Transactions Are Prohibited by the Code?

The Code is generally intended to prohibit the following types of practices, subject to the

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pre-clearance procedures set forth in Part 6.

A.	Front-running: Trading Ahead of a Fund or Client.

You cannot front-run any trade of a Fund or Client Account. The term “front-run” means trading on the basis of non-public market information regarding a contemplated Securities Transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a Security if you intend, or know of the Dodge & Cox Group’s intention, to purchase that Security or a related Security on behalf of a Fund or client or (ii) sell a Security if you intend, or know the Dodge & Cox Group’s intention, to sell that Security or a related Security on behalf of a Fund or client. In addition to other penalties that might apply, you will be expected to give up any profits on front-running Securities Transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

B.	Scalping.

You cannot purchase a Security with the intention of recommending that the Security be purchased for a Fund or Client Account in a manner that results in a profit for you.

C.	Trading Parallel to a Fund or Client Account.

You cannot buy a Security if you know that the same or a related Security is being bought by a Fund or Client Account, or sell a Security if you know that the same or a related Security is being sold by a Fund or Client Account.

D.	Trading Against a Fund or Client Account.

You cannot (i) buy a Security if you know that a Fund or Client Account is selling the same or a related Security, or has sold the Security within the periods provided in Part 6.1.C of the Code or (ii) sell a Security if you know that a Fund or Client Account is buying the same or a related Security, or has bought the Security within the periods provided in Part 6.1.C of the Code. In addition to other penalties that might apply, you will be expected to give up any profits you make from trading against a Fund or a Client Account to the Dodge & Cox Group for the benefit of the affected Funds or Client Accounts or, to the extent that the Funds or other Client Accounts were not materially affected, to a charity approved by Dodge & Cox.

E.	Use of Proprietary Information.

You cannot buy or sell any Security if you have information obtained in the course of your employment or work with the Dodge & Cox Group concerning a Security eligible for investment by Dodge & Cox which you have not reported to the Chief

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Investment Officer or Director of Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer.

F.	Securities Sold in an Initial Public Offering and Options.

You cannot buy Securities in any initial public offering, or a secondary offering by an issuer or transact in options unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Independent Fund Trustees are not subject to this restriction.

G.	Interests in Partnerships, Limited Offerings2/Private Placements.

You cannot acquire limited partnership interests or private placements unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Under normal circumstances, investments with short-term investment horizons are discouraged. Independent Fund Trustees are not subject to this restriction.

H.	Short-Term Trading and Transactions in Dodge & Cox Funds that Would Constitute Short-Term Trading.

Generally, you cannot engage in short-term trading at a profit (e.g., purchase and sale of the same (or equivalent) Security), including shares of the Dodge & Cox Funds, within sixty (60) calendar days unless you get prior approval of the Chairman, President, or Executive Vice President and Code Compliance Officer. Transactions will be matched with any opposite transactions within the most recent 60 calendar days. If you violate this section you may be expected to give up all profits from these short-term trading Securities Transactions to Dodge & Cox for the benefit of the affected Funds or other clients. If Dodge & Cox cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity approved by Dodge & Cox. Independent Fund Trustees are not subject to this restriction.

For Securities other than shares of the Dodge & Cox Funds, you will be permitted to engage in short-term trades that result in a loss without the specific prior approval of the officers named above, provided that all other provisions of the Code are satisfied, including applicable pre-clearance requirements. In addition, you will be permitted to engage in short-term trades designed to realize losses (i.e., double ups) provided that:

•	When pre-clearing the buy (or sell) transaction you indicate your intention to sell (or buy) after 31 days;

•	The transaction results in a realized loss for tax purposes;

•	After the transaction (a buy and corresponding sell after 31 days), your final holdings in widely held securities should be the same as, or very close to your original holdings; and

[2]	An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 or under the Securities Act of 1933.

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•	All other provisions of the Code are satisfied, including applicable pre-clearance requirements.

Automatic investment plans and automatic withdrawal plans in the Dodge & Cox Funds will not be subject to this short-term trading restriction.

You are limited to one exchange in a calendar quarter per Fund in the Dodge & Cox Profit Sharing Plan. You may select any one business day in a quarter per plan.

Your purchases of Dodge & Cox Fund shares are also subject to the same policies against excessive trading that apply for all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

I.	Forwards, Futures and Options.

You cannot enter into, acquire or sell any forward or futures contract (including single stock futures) or any options on any Security unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Independent Fund Trustees are not subject to this restriction.

J.	Short-Selling.

You are prohibited from selling any Security that you do not own or otherwise engage in “short-selling” activities unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Independent Fund Trustees are not subject to this restriction.

K.	Hedge Funds and Investment Clubs.

Investing in hedge funds or investment clubs is prohibited unless you get prior approval of a Pre-Clearance Officer and Code Compliance Officer. Independent Fund Trustees are not subject to this restriction.

L.	Good Until Canceled Orders and Limit Orders.

You are prohibited from placing a “good until canceled” order or limit order (other than a “same day” limit order) for Securities with a market cap above $3 Billion ($800 Million for non-U.S. issuers), unless you get prior approval from a Pre-Clearance Officer and Code Compliance Officer. Transactions involving Exchange Traded Fund shares are not subject to this prohibition. Independent Fund Trustees are not subject to this restriction.

M.	Prohibited Securities Transactions.

The following Securities Transactions are prohibited and are not authorized under any circumstances:

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1)	Inside Information – Any Securities Transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security (see Policy Statement on Insider Trading, Part 11 of the Code);

2)	Market Manipulation – Securities Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

3)	Large Positions in Registered Investment Companies – Securities Transactions which result in an Access Person’s Personal Accounts owning five percent or more of either (a) the outstanding voting Securities of any Dodge & Cox Fund or (b) any other registered investment company excluding money market funds (this prohibition does not apply to Independent Fund Trustees);

4)	Securities Transactions in Dodge & Cox Funds that Would Constitute Excessive Trading – Any Securities Transaction in Dodge & Cox Funds that is contrary to the Funds’ prospectus covering holding periods or excessive trading activity;

5)	Others – Any other Securities Transactions as may be deemed by the Code Compliance Officer to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

In addition, it is prohibited to disclose Client Account or Fund portfolio holdings outside of the established policies.

5.5	Restrictions on Trading.

Access Persons are encouraged in their Personal Accounts to choose investments in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading.

Dodge & Cox does not wish to have Access Persons distracted by trading activities and believes that frequent trading would detract from an Access Person’s value to the Dodge & Cox Group and its clients.

Similarly, Access Persons are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the Access Person from his or her responsibilities.

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PART 6 – PRE-CLEARANCE REQUIREMENTS

Independent Fund Trustees are not subject to the restrictions of this Part 6.

6.1	Prior Approval of Securities Transactions

A.	What Securities Transactions Need to Be Pre-Cleared?

All Securities Transactions must be pre-cleared, except for those specifically excluded as noted in Part 5.3 above or 6.1.B below. If you have a question about a specific Securities Transaction, please consult with a member of the Legal or Compliance Department. Questions sometime arise regarding the following types of Securities Transactions, which do require preclearance:

•	Employer stock options prior to being exercised

•	Exchange Traded Funds (ETFs)

•	Short-term trades in any reportable Securities

•	Private Placements

•	Partnerships (real estate or otherwise)

•	Closed-end funds

•	Gifts of securities in the all security types that require pre-clearance

•	Securities Trades in an employer sponsored retirement plan in all Security types that require pre-clearance.

B.	What Securities Transactions Are Not Required to Be Pre-Cleared but Must Be Reported?

•	Eligible Dodge & Cox Fund Securities Transactions – Dodge & Cox Fund Securities Transactions in shares held more than sixty (60) calendar days (including UGMA/UTMA account Securities Transactions).

•

Automatic Investment Plan – Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, provided that the Compliance Department has been notified in advance by the Access Person. An automatic investment plan includes a dividend reinvestment plan.

•	Gifts – Securities received as a gift.

•	Corporate Actions – Non-volitional Securities Transactions on the part of the issuer of the Security (e.g., spin-offs and stock dividends).

•

Pro-rata distributions – Securities Transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Payroll Programs/ESOPS – Securities Transactions in connection with an employer sponsored tax qualified plan, such as an ESOP, provided that the

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Compliance Department has been notified in advance by the Access Person that a member of the Access Person’s Immediate Family sharing the same household will be participating in the program.

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Tender Offers – Securities Transactions pursuant to a mandatory bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared.

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No Investment Control – Securities Transactions in any discretionary account that you open or maintain and for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, which is not affiliated with the Dodge & Cox Group, exercises sole investment discretion (e.g., “blind trust”), provided that the terms of each account relationship is approved by the Code Compliance Officer prior to any Securities Transactions.

Note: Before you provide any investment-related instructions to a discretionary account manager, you must first consult with and receive approval from the Code Compliance Officer.

•

Margin Call – sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten (10) days prior to the margin call was not a contributing factor to the margin call.

•	Distributions of Stock or capital calls from Limited and Venture Capital Partnerships.

C.	What Are the Pre-Clearance Requirements for Purchases and Sales of Securities?

Purchases

Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than seven (7) days, or if there is an active order on the trading desk.

Sales

The pre-clearance requirements for the sale of securities are as follows:

•

Generally, the sale of a specific Security will not be permitted if it is widely held in Client Accounts; however, if Dodge & Cox is in the process of selling (or trimming) the Security, Access Persons may be permitted to sell after the order has been completed.

•

If Dodge & Cox is only trimming (rather than completely selling) a widely held security, sale authorization will be limited to 25% of the Access Person’s total position. Access Persons will be allowed to reduce their position only during the 90-day period following the date of the last trim of the security.

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•	Access Persons may execute one de minimis sale transaction per issuer per calendar month. A de minimis transaction is:

(i)	a single transaction;

(ii)	in a single account; and

(iii)	for an amount being the lesser of 200 shares or $US 20,000

•	Access Persons may gift Securities to a recognized charity.

•	Access Persons are permitted to buy or sell municipal bonds with a face value of $100,000 or less.

Note: All the above transactions must be submitted through iTrade.

The pre-approval process and restrictions will help to ensure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; (iii) a personal trade is not approved when there is an active buy or sell order for a Client Account; (iv) insider trading does not occur; (v) Access Persons do not engage in prohibited Securities Transactions described in the Code to the detriment of Client Accounts; and (vi) Access Persons comply with the Dodge & Cox Funds’ policies with respect to short-term trading. While it is understood that once a trade is precleared, a personal trade may be effected on the same day as a Client Account trade, this does not relieve Access Persons from their fiduciary obligation to avoid conflicts of interests with Client Accounts.

D.	How Long Does the Pre-Clearance Last?

With the exception of certain “good until canceled” or certain limit orders as described in Part 5.4.L, pre-clearance expires on the same day pre-clearance is obtained (valid until the U.S. market close). However, trades in Securities listed on Asian or European stock exchanges may be executed within one business day after pre-clearance is obtained. If you have not executed your Securities Transaction within this period, you must again pre-clear your Securities Transaction. Additionally, a pre-clearance may be extended in special circumstances.

E.	How Do I Pre-Clear a Trade?

All trades with the exception of partnerships, private placements and limited offerings must be submitted through the web-based iTrade Code management system.

In the case of partnerships, private placements and limited offerings, you must complete Schedule C.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

F.	What Mutual Fund Trades Do I Need to Pre-Clear and/or Report?

Dodge & Cox Funds:

You are required to report all Securities Transactions (including purchases, redemptions and exchanges) of Dodge & Cox Fund shares pursuant to Part 9 of the Code. You only have to pre-clear short-term trades of Dodge & Cox Fund shares (e.g., purchase, sale or exchange of shares of the same Fund within sixty (60) calendar days). You do not have to pre-clear purchases of Dodge & Cox Fund shares or sells of Dodge & Cox Fund shares held more than sixty (60) calendar days.

Closed-End Funds:

You are required to pre-clear and report all closed-end fund Securities Transactions.

Exchange Traded Funds:

You are required to pre-clear and report all exchange traded fund Securities Transactions.

Non-Dodge & Cox Funds:

You do not need to report or pre-clear any Non-Dodge & Cox Fund Securities Transactions.

G.	Must the Independent Fund Trustees of the Dodge & Cox Funds Pre-Clear Trades?

Independent Fund Trustees need not pre-clear any Securities Transaction.

PART 7 – GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

Independent Fund Trustees are not subject to the restrictions of this Part 7.

7.1 Access Persons shall timely report any employment of Immediate Family by any brokerage firm or related persons.

7.2 No orders may be placed by any Access Person for the purchase or sale of Securities for an account that is not a Client Account, other than an account for the Access Person or for the Access Person’s spouse, minor child, parent or an account for which the Access Person is a fiduciary. If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

approval from the Code Compliance Officer before placing an order, and (ii) report the Securities Transaction under our standard reporting procedures.

7.3 No orders of any kind may be placed using Dodge & Cox’s trading facilities other than for Client Accounts.

7.4 If a Personal Account is also a Client Account, the restrictions contained in Part 6.1.C shall not apply as to any Securities Transaction in such Account directed or approved by the Access Person if a portfolio manager or senior officer of Dodge & Cox has also approved the Securities Transaction.

7.5 If an investment opportunity is brought to an Access Person in his/her capacity as an employee or Temporary Worker of Dodge & Cox, he or she must consult with a Pre-Clearance Officer or Code Compliance Officer before entering into the Securities Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

7.6 Prohibition on Other Conflicts of Interest. No Access Person shall knowingly engage in any Securities Transaction—whether or not specified in this Code—in which he/she has a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or the gaining of a financial benefit to the Access Person or a Personal Account by virtue of his/her relationship with the Dodge & Cox Group.

7.7 Confidentiality. It is a basic fiduciary premise that information concerning the identity of Security holdings and financial circumstances of clients is confidential.

A.	Dodge & Cox Duties.

Dodge & Cox must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s Security holdings, and advice furnished to the client by Dodge & Cox. See Compliance Bulletin Nos. 10 and 38.

B.	Access Persons’ Duties.

Access Persons are prohibited from disclosing to persons outside of Dodge & Cox any material non-public information about any client, the Securities investments made by the firm on behalf of a Client Account, information about contemplated Securities Transactions, or information regarding the Dodge & Cox’s trading strategies, except as required to effectuate Securities Transactions on behalf of a Client Account or for other legitimate business purposes.

Disclosure of holdings – The rules that govern the timing of Dodge & Cox’s disclosure of Fund or portfolio holdings to clients, consultants, or prospective clients upon request are covered by Compliance Bulletin No. 20.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 8 – GIFTS, POLITICAL AND CHARITABLE CONTRIBUTIONS, SERVICE AS A DIRECTOR, MARKETING AND PROMOTIONAL ACTIVITIES, INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT RELATED CIVIL PROCEEDINGS, AND CONFLICTS OF INTEREST

Independent Fund Trustees and Temporary Workers are not subject to the restrictions of this Part 8.

8.1	Gifts and Business Entertainment.

A.    General. A conflict of interest may arise when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Dodge & Cox and its clients. The overriding principle is that Access Persons should not accept or solicit anything of value that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing, such Access Person to act in a manner that is inconsistent with the best interest of Dodge & Cox clients. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm.

B.    Gifts. Any Access Person who receives a gift of material value ($100 or more) in connection with the Access Person’s employment at or work with Dodge & Cox from any broker/dealer, consultant, bank, corporation, or other supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate, shall promptly turn over the gift to the Legal/Compliance Department. Similarly, no Access Person may give or offer any gift of material value to the persons or entities named above. Except as discussed below, the value of all gifts received by an Access Person from a single source over the course of a calendar year must be aggregated.

Therefore, even gifts valued at less than $100 should be turned over to the Legal/Compliance Department if the aggregate value of all gifts received by an Access Person from the same source exceeds $100 per year. This aggregation requirement shall not apply to gifts or promotional items of nominal value (e.g., pens, notepads, or modest desk ornaments). A gift or promotional item is considered nominal if it is valued below $30. Gifts of tickets to sporting and other events are discussed separately in Part 8.1.D below.

The gift policy does not apply to personal gifts that Access Persons may receive from or give to friends or acquaintances in the financial services business, provided the gift is not made in connection with the Access Person’s employment at or work with Dodge & Cox.

Please see a member of the Legal/Compliance Department named in the Appendix if you have any question about the propriety of keeping a gift you receive.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

C.    Business Entertainment. No Access Person shall accept any lavish or extensive business entertainment from any broker/dealer, consultant, bank, corporation, or supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate. Similarly, no Access Person may give or offer any lavish or extensive business entertainment to the persons or entities named above. The term “business entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event. “Lavish or extensive” business entertainment, while not bound by a specific dollar limit, includes entertainment that would likely cause an Access Person to feel compelled to act in a manner inconsistent with the best interest of Dodge & Cox and its clients.

D.    From time to time, Access Persons are offered complimentary tickets to sporting and other events, primarily by broker/dealers or vendors with whom Dodge & Cox does business. Complimentary tickets that do not constitute “lavish or extensive business entertainment” may be accepted with appropriate notice to your supervisor and to a Code Compliance Officer or his or her designee. This policy applies whether you are going on your own or with members of the firm offering the tickets.

Access Persons should be sensitive to the appearance of impropriety with respect to the giving or receipt of any gift or business entertainment. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of keeping a gift you receive or attending an event, please see a member of the Legal/Compliance Department named in the Appendix.

8.2	Political and Charitable Contributions.

Because Dodge & Cox provides and seeks to provide investment management services to government entities, the Code prohibits Access Persons from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. See Compliance Bulletin No. 32.

8.3	Service on a Board of Directors and Other Outside Activities.

Access Persons are discouraged from serving on the board of directors or advisory board of any public or private company. You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

Access Persons must notify the Code Compliance Officer if any member of their Immediate Family serves as a director of any publicly held company. Additionally, if the Access Person or a member of his/her Immediate Family is a director of any for profit, privately held company, the Code Compliance Officer must be notified immediately if the employee becomes aware that the company will go public or be acquired within the next 12 months.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

8.4	Marketing and Promotional Activities.

Access Person’s oral and written statements, including those made to clients, prospective clients, their representatives, or other media, must be professional, accurate, balanced, and not misleading in any way. See Compliance Bulletin No. 16.

8.5	Involvement in Criminal Matters or Investment-Related Civil Proceedings.

Each Access Person must notify the Compliance Department, as soon as reasonably practical, if arrested, arraigned, indicted, or pleads no contest to any criminal offense (other than minor traffic or similar violations), or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

8.6	Computer System/Network Policies.

No Access Person shall use computer hardware, software, data, Internet, electronic mail, voice mail, electronic messaging, or telephone communications systems in a manner that is inconsistent with their use as set forth in policy statements governing their use that are adopted from time to time by Dodge & Cox. No Access Person shall knowingly introduce a computer virus or computer code that may result in damage to Dodge & Cox’s information or computer systems. See Compliance Bulletin No. 34.

8.7	Anti-Money Laundering Policy.

No Access Person may engage in any money laundering activity or facilitate any money laundering activity through the use of any Dodge & Cox account or client account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to the Code Compliance Officer. (See Compliance Bulletin No. 28 “Anti-Money Laundering Program.”)

8.8	Reporting Irregular Activity.

If a Dodge & Cox Access Person suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Dodge & Cox, the activity should be reported immediately to the Access Person’s supervisor. Supervisors who are notified of any such activity must immediately report in writing to the Code Compliance Officer and the Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds. Any employee who does not feel comfortable reporting this activity to the relevant supervisor may instead contact the Code Compliance Officer or Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds. No Dodge & Cox employee shall take any disciplinary or retaliatory action against any individual for, in good faith, reporting, or causing to be reported, suspected violations of the Code or fraudulent, illegal, or other irregular activity occurring at Dodge & Cox (or for assisting in an authorized investigation of such activity). This prohibition

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

against disciplinary action does not extend to disciplinary action for self-reported violations. See also “Whistleblowing” Procedures for Submitting Accounting Concerns (Compliance Bulletin No. 44).

PART 9 – REPORTING OF SECURITIES TRANSACTIONS

9.1	Background and Conflicts of Interest.

A.	Importance of Reporting.

Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to Dodge & Cox Funds and other clients and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

B.	Disclosure of Beneficial Ownership of a Security by Research Analysts and Portfolio Managers.

If you have any Beneficial Interest in a Security and you recommend to the Investment Policy Committee, International Investment Policy Committee, Global Investment Policy Committee, or the Fixed Income Policy Committee that the Security be considered for purchase or sale by a Fund or Client Account, you must disclose your Beneficial Interest to a Pre-Clearance Officer or Code Compliance Officer in writing before or simultaneously with the recommendation. The disclosure of the Beneficial Interest should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

C.	Affirmative Duty to Recommend Suitable Securities.

A portfolio manager or a research analyst may not fail to timely recommend a suitable Security3 to, or purchase or sell a suitable Security for, a Fund or client in order to avoid an actual or apparent conflict with a personal Securities Transaction in that Security. Before purchasing any suitable Security, a portfolio manager or research analyst has an affirmative duty to provide to Dodge & Cox any material, public information in his or her possession that comes from the company about the Security. In addition, to the extent that disclosure has not already been made in writing to Dodge & Cox, any Access Person who is in a position to recommend the purchase or sale of Securities that she or he has a Beneficial Interest in by a Fund or Client Accounts should first disclose such ownership in writing (in a company write-up) and orally if discussing the company at investment meetings prior to making a recommendation.

[3]	Suitable securities are securities which are eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. issuers with market caps above $3 Billion or non-U.S. issuers with market caps above $800 Million) and securities which are widely held by Client Accounts or Funds.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

9.2	Duplicate Brokerage Confirmations and Statements.

Access Persons other than Independent Fund Trustees are required to direct their brokers to provide to the Compliance Department, on a timely basis, duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all Reportable Accounts. Statements from employer retirement or stock option plans for Securities must be provided. Access Persons may use such duplicate brokerage confirmations and account statements in lieu of submitting their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

9.3	Notification of Brokerage Account Opening – Schedule A.

If you are an Access Person other than an Independent Fund Trustee, before or at a time contemporaneous with opening a Reportable Account with a registered broker/dealer, or a bank, or placing an initial order for the purchase or sale of Securities with that broker/dealer or bank, you must:

1)	Notify the Compliance Department, in writing, by completing Schedule A or by providing substantially similar information;

2)	Notify the institution with which the account is opened, in writing, of your association with Dodge & Cox; and

3)	Request that the institution send to the attention of the Compliance Department at Dodge & Cox duplicate copies of trade confirmations and statements for all Securities Transactions effected in the account simultaneously with their mailing to you using the form of letter attached to Schedule A.

Upon becoming an Access Person, you must comply within ten (10) days with conditions (1), (2) and (3) above. For any account that becomes a Reportable Account (for example, the account of a new spouse or domestic partner), you must also comply within ten (10) days with conditions (1), (2) and (3) above.

9.4	Quarterly Securities Transactions Reports.

Each Access Person shall certify through iTrade no later than thirty (30) days after the end of each quarter that all Reportable Accounts covered under the Code are correct and certify that their accounts, holdings and transaction information are accurate. (Reminder: a “Security” does not include direct obligations of the U.S. Government, CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of Non-Dodge & Cox open-ended Funds, and shares issued by unit investment trusts that are invested exclusively in one or more Non-Dodge & Cox open-ended Funds.)

You are required to separately report any Securities Transaction if the information regarding the Securities Transaction is not otherwise contained in a brokerage statement or trade confirmation that has been provided to the Compliance Department within thirty (30) days after the end of the applicable calendar quarter.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

If you are an Independent Fund Trustee, you are not required to file Quarterly Securities Transaction reports unless you knew or should have known that during the 15-day period before or after a Securities Transaction in your Personal Account, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

9.5	Initial and Annual Securities Holdings Reports – Schedule B.

An Access Person must ensure that initial holdings information is provided to the Compliance Department on Schedule B within ten (10) days of becoming an Access Person and quarterly thereafter you must certify your accounts and holdings in iTrade within 30 days of quarter end. Initial holdings must include a brokerage or custodian statement issued by a broker/dealer or bank. Please note all holdings must be disclosed including spousal employee retirement and stock option plans. Initial holdings reports on Schedule B must include any holdings of Dodge & Cox Funds. Initial holdings information must be current as of a date no more than forty-five (45) days prior to the date you became an Access Person. Annual holdings information must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

If you are an Independent Fund Trustee, you are not required to file Initial and Annual Holdings Reports.

9.6	Automatic Investment Plans.

If an Access Person other than an Independent Fund Trustee participates in an automatic investment plan, including dividend reinvestment plans, for a Security, shares issued under the plan should be reported annually through iTrade. Shares issued under the cash purchase option should be pre-cleared (if required) and reported each quarter.

9.7	Professionally Managed Accounts.

If you have an account in which you have completely turned over decision-making authority to a professional money manager (who is not covered by the Code), you should have a signed “Professionally Managed Account Exception Memo” on file with the Code Compliance Officer. You must disclose the existence of these accounts. You do not need to pre-clear or report Securities Transactions in these accounts. However, annual statements should be submitted to the Legal/Compliance Department, except for Independent Fund Trustees, in which case no annual statement is required.

9.8	Confidentiality of Reports.

All Securities Transactions and Holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 10 – DISCLAIMER OF BENEFICIAL INTEREST

An Access Person may include in any report required under Part 9 above a disclaimer as to Beneficial Interest in any Securities covered by the report.

PART 11 – POLICY STATEMENT ON INSIDER TRADING

The Dodge & Cox Group prohibits Access Persons from trading while in possession of inside information for their own benefit or for the benefit of others, or from relaying inside information to others in breach of a duty. This policy applies to every Access Person and covers trading in Client Accounts and in Personal Accounts.

Insider trading is a form of securities fraud, violates the Federal securities laws, and is subject to both civil and criminal penalties. In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increased the civil and criminal penalties for trading on material non-public information and broadened the scope of responsibility for preventing insider trading.

ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of “controlling person” liability, which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

A.	Insider Trading.

The Federal securities laws do not specifically define who is an insider or what constitutes insider trading; instead these principles have developed through case law. Because conduct will be judged by regulators or in court with the benefit of hindsight, in practice, the burden will be on the individual and Dodge & Cox to show that the law was not violated.

Insider trading generally refers to the use of inside information to trade in Securities or the communication of this information to others. The law prohibits:

•	Trading in Securities (both equity and fixed income) by an insider in possession of material non-public information;

•	Communicating material non-public information to others in breach of a duty to keep it confidential (i.e., tipping);

•	Trading by a non-insider who has received the inside information from an insider in violation of the insider’s fiduciary duty to keep the information confidential (i.e., trading on a tip);

•	Trading or tipping by a non-insider who uses or communicates the inside information in violation of a duty to keep it confidential (i.e., misappropriating the information).

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

B.	The Concept of the Insider.

The concept of the insider is very broad. An insider includes employees, officers and directors of a company. Also included are persons associated with the company through a special relationship involving the conduct of the company’s affairs and who receive information solely for the company’s purposes. These “temporary insiders,” including attorneys, consultants, accountants, and financial printers, take on a duty of trust and confidence to the company. Note that it is possible to receive inside information from a person who is not himself or herself an insider, but who is passing along information obtained from an insider. The prohibitions under this Code prohibit trading while aware of material information believed to be non-public, regardless of the source.

C.	What is Inside Information?

Inside information is broadly defined as information that is material and non-public. Material information is information that a reasonable investor would consider important in making an investment decision or that is reasonably likely to have a substantial impact on the price of a company’s Securities when made public. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e) (Regulation FD) of the Exchange Act, which defines “public disclosure” as filing or furnishing a Form 8-K, or disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

D.	Procedure Upon Receipt of Inside Information.

Before trading for yourself or others, including for Client Accounts, in the Securities of a company about which you may have inside information, ask yourself the following questions:

•

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal or other publications of general circulation?)

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public:

•	You must immediately report the matter to the Legal Department.

•	Do not purchase or sell the Securities on behalf of yourself or others, including Client Accounts.

•	Do not communicate the information inside or outside the Dodge & Cox Group, other than to the General Counsel.

In addition:

•

After the Legal Department has reviewed the issue and consulted, as appropriate, with the Chairman, President, or Executive Vice President and the Compliance Department, the prohibitions against trading and communication noted above either will be continued or will be lifted.

•

In the event the information in your possession is determined by the Legal Department to be material non-public information, the information may not be communicated to anyone, including persons within the Dodge & Cox Group, except to the extent permitted by the Legal Department.

•

Care should be taken so that the material non-public information is secure. Files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable.

•

“Ethical Wall”: In order to limit or contain the flow of material non-public information to those with a “need to know”, the Dodge & Cox Group may institute an “Ethical Wall” (i.e., physical and organizational barriers to keep certain information segregated) pursuant to the Ethical Wall Policy. These barriers may involve appointment of back-up portfolio managers and restricting access to information. The Dodge & Cox Group will maintain sufficient documentation of actions taken pursuant to a “Ethical Wall”; and

•

Restricted List/Watch List: The Compliance Department shall maintain a “restricted list” and/or a “watch list” of Securities for which the firm has obtained material non-public information and may be restricted from trading. The restricted list is maintained within the Code management system and is automatically screened prior to the placement or execution of a Securities trade.

PART 12 – SANCTIONS

The Code is designed to insure compliance with applicable law and to maintain client and shareholder confidence in the Dodge & Cox Group.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Not every violation of the Code is necessarily a violation of the law or the Dodge & Cox Group’s Policy Statement on Insider Trading. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Policy Statement on Insider Trading will be referred to the General Counsel and the Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law, the Code, or the Policy Statement on Insider Trading, but which taken together demonstrate a lack of respect for the law and the Dodge & Cox Group’s Code and Policy Statement on Insider Trading, may result in the imposition of sanctions, which may include termination of employment. A violation of the Code resulting in a material violation of the law will be severely sanctioned, with disciplinary action that may include, but not necessarily be limited to, referral of the matter to the General Counsel, Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds, the Board of Trustees of the Funds and/or Dodge & Cox, disgorgement, termination of employment, or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

PART 13 – WAIVERS OF COMPLIANCE

The Code Compliance Officer may, after consultation with the Chairman, President, or Executive Vice President and the Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds, waive compliance by any person with any provision of the Code if he/she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of the Dodge & Cox Group; (iv) does not contravene applicable law; and (v) is not likely to permit a Securities Transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained by the Code Compliance Officer. Additionally, a copy of any such waivers shall be provided to the Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds.

PART 14 – CONTINUING RESPONSIBILITIES

The Code Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client Securities Transactions.

The Code Compliance Officer shall also ensure that Access Persons certify (within iTrade or, in the case of Independent Trustees, in response to their annual questionnaire) receipt of a copy of the Code and Policy Statement on Insider Trading. The Code Compliance Officer shall preserve the records of waivers and other relevant records for the period required by applicable regulations.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Dodge & Cox Funds: The Board of Trustees, including a majority of the Independent Fund Trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code within six (6) months based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Dodge & Cox Funds: The Code Compliance Officer and Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds shall submit a written report to Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

1)	Describes issues that arose during the previous quarter under the Code or related procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

2)	Certifies annually to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

The Code Compliance Officer and Chief Compliance Officer of the Dodge & Cox Funds (or her designee) will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Securities Transaction and other requirements of the Code.

Senior management will receive periodic reports of personal trading activity to monitor compliance with pre-clearance requirements.

The Code Compliance Officer and Chief Compliance Officer(s) of Dodge & Cox and the Dodge & Cox Funds will report to senior management regarding the annual review of the Code, including material violations.

The Code Compliance Officer shall keep a copy of all required records in a readily accessible place as required by federal law and specified in Dodge & Cox’s Recordkeeping Policies and Procedures. See Compliance Bulletin No. 61.

PART 15 – COMPLIANCE EDUCATION PROGRAM

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

A.	Review for New Access Persons.

The Code Compliance Officer shall identify and inform all Access Persons who are required to report under the Code. New Access Persons will be given a copy of the Code and will be required to read and sign it. The Code Compliance Officer will be available to review this statement with the Access Person.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

B.	Revisions.

Any revisions of this Code and Policy Statement on Insider Trading will be distributed to all Access Persons.

C.	Annual Review.

Once a year, senior officers of Dodge & Cox, the Chief Compliance Officers and the Code Compliance Officer will review the Code and Policy Statement on Insider Trading with all Access Persons and will hold an in-service session on the Code and related compliance matters.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

APPENDIX

DODGE & COX CODE COMPLIANCE OFFICER

Thomas M. Mistele

In his absence:

Katherine M. Primas

Paul Koo

Roberta R.W. Kameda

Glen S. Guymon

(or their designee)

DODGE & COX PRE-CLEARANCE OFFICERS:

John A. Gunn

Kenneth E. Olivier

Dana M. Emery

Charles F. Pohl

C. Bryan Cameron

Thomas S. Dugan

David C. Hoeft

Thomas M. Mistele

Katherine M. Primas

Paul Koo

Roberta R.W. Kameda

Glen S. Guymon

DODGE & COX LEGAL DEPARTMENT

Thomas M. Mistele

Roberta R.W. Kameda

Glen S. Guymon

DODGE & COX COMPLIANCE DEPARTMENT

Katherine M. Primas

Paul Koo

A-1